Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of [•]1 (the “Effective Date”), by and between Signal Energy, LLC, a Delaware limited liability company (“Signal”), CoVolt Holdings Group, LLC, a Delaware limited liability company (“Parent”), CoVolt Power, Inc., a Delaware corporation (“CoVolt” and, together with Signal, the “Company”) and Robert Tabb (“Executive”).

RECITALS

WHEREAS, Signal, Parent and Executive are parties to that certain employment agreement, dated December 18, 2023 (the “2023 Employment Agreement”), and the parties desire to replace the aforementioned 2023 Employment Agreement with this Agreement.

WHEREAS, the Company desires to continue to employ Executive and Executive desires to accept such continued employment with the Company upon and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, certain capitalized terms in this Agreement have the meanings set forth in Appendix A attached to this Agreement, which is incorporated into this Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. The 2023 Employment Agreement is hereby superseded and replaced in its entirety by this Agreement. The Company shall continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms and conditions set forth in this Agreement, effective as of the Effective Date and ending as provided in Section 4.

2. Position and Duties.

(a) During the Employment Period, Executive shall continue to serve as President and Chief Executive Officer of the Company and shall have the duties, responsibilities, functions and authority prescribed by CoVolt’s board of directors (the “Board”), and Executive shall continue to render such services to the Company and the Company Affiliates, consistent with Executive’s position as President and Chief Executive Officer of the Company, as the Board may from time to time direct.

(b) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Company Affiliates. Executive shall perform his duties, responsibilities and functions to the Company under this Agreement to the best of his ability in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and the Company Affiliates’ policies and procedures. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of, or otherwise participate in, welfare, religious, civic, charitable, industry and trade organizations, so long as such activities do not interfere with Executive’s duties, responsibilities and functions to the Company and the Company Affiliates under this Agreement and are otherwise consistent with Executive’s obligations under Sections 5, 6 and 7.

[1]	NTD: To be effective as of the closing of the IPO.

3. Compensation and Benefits.

(a) Base Salary. Executive’s gross base salary shall be $600,000.00 per annum (as the Board may increase from time to time, but not decrease, the “Base Salary”), which Base Salary shall be payable by the Company during the Employment Period in regular installments in accordance with the Company’s general payroll practices in effect from time to time. For any partial calendar years of employment during the Employment Period, the Base Salary shall be prorated on an annualized basis.

(b) Benefits. Except as otherwise provided herein, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which similarly situated employees of the Company are generally eligible, as and when adopted by the Company. Executive shall also be entitled to an amount of paid time off during each full year of continued employment (measured from Executive’s original employment commencement date and each anniversary thereof during the Employment Period), determined in accordance with and subject to the Company’s applicable policies in effect from time to time (including with respect to carry forwards and accrual limitations); provided that Executive shall be entitled to at least twenty-five (25) days of paid time off during each full year of continued employment (measured from Executive’s original employment commencement date and each anniversary thereof during the Employment Period). In addition, Executive will be eligible for paid holidays in accordance with the Company’s applicable policies in effect from time to time. The Company reserves the unilateral right to alter or modify its employee benefit plans and Company policies at any time as it, in its sole judgment, determines appropriate.

(c) Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, including lodging, travel and transportation expenses, in each case, in accordance with the Company’s policies in effect from time to time and subject to the Company’s requirements with respect to reporting and documentation of such expenses. Any relocation of Executive shall require mutual agreement between Company and Executive. If Executive relocates on behalf of the Company during the Employment Period, the Company shall reimburse Executive for reasonable relocation expenses, including expenses incurred in connection with the purchase of household goods.

(d) Annual Bonus. For the 2026 calendar year and each succeeding calendar year ending during the Employment Period, and subject in all cases to the other provisions of this Section 3, Executive shall be eligible to earn an annual performance-based cash bonus targeted at one-hundred percent (100%) of the Base Salary for such year (the “Target Bonus”). The annual performance bonus referenced above for the 2026 calendar year and subsequent calendar years ending during the Employment Period each shall be referred to herein as an “Annual Performance Bonus.” The amount of the Annual Performance Bonus shall be determined in good faith by the Board based on the achievement of financial and other metrics to be determined by the Board. Each Annual Performance Bonus, to the extent achieved, shall be paid in two (2) equal installments in the calendar year following the calendar year in which such Annual Performance Bonus was earned (the “Bonus Year”), the first of which shall be due within fifteen (15) Business Days following the completion of the year-end financial statements of the Company and its subsidiaries for the applicable Bonus Year, and the second of which shall be due within fifteen (15) Business Days following the completion of the financial audit of the Company and its subsidiaries for the applicable Bonus Year. Except as otherwise provided in this Agreement, payment of any portion of the Annual Performance Bonus shall be subject to Executive’s continued employment through the applicable payment date (and Executive shall not have given notice of termination or received a notice of termination by the Company for Cause).

(e) Make-Whole Bonus. The Company and Executive acknowledge and agree that, in connection with the IPO (as defined below), the Make-Whole Bonus (as defined in the 2023 Employment Agreement) equaled zero ($0) and, accordingly, no payment was or shall be made to Executive in respect thereof. Executive shall have no right, title or interest in or to the Make-Whole Bonus, and acknowledges that the Company shall have no further obligation to Executive with respect thereto.

4. Term.

(a) Notwithstanding anything to the contrary contained herein, Executive’s engagement hereunder by the Company shall be “at will”, meaning that either the Company or Executive may terminate this Agreement by written notice to the other, at any time, for any reason or no reason, with or without Cause, and the Employment Period will end upon any such termination. In addition, the Employment Period shall automatically end upon Executive’s death or Disability. The period from the Effective Date to the date of the termination of Executive’s employment with the Company for any reason or no reason shall be referred to herein as the “Employment Period”.

(b) If the Employment Period is terminated by the Company without Cause, the Company shall continue to pay Executive’s Base Salary for a period of twelve (12) months on the Company’s regular payroll schedule and reimburse COBRA payments for a period of twelve (12) months. Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any payments or benefits pursuant to this Section 4(b) unless Executive has executed and delivered to the Company a general release in favor of the Company and the Company Affiliates in form and substance satisfactory to the Company (the “General Release”), which release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after the date of termination of the Employment Period; provided that the General Release shall not include a release of any claims Executive may have in connection with his investment, or ownership of interests in the Company or its Affiliates. Any amounts payable pursuant to this Section 4(b) shall not be paid until the first scheduled payment date following the date the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required. Notwithstanding anything herein to the contrary, if following the termination of the Employment Period, Executive is entitled to payments under this Section 4(b), but the Company later determines Executive has (after the Employment Period) breached any of the provisions of the General Release or Sections 5, 6 or 7 of this Agreement, (A) Executive shall not be entitled to any payments pursuant to this Section 4(b) and (B) any and all payments to be made by the Company or any other Company Affiliate pursuant to this Section 4(b) shall cease.

(c) After the date of termination of the Employment Period, except as expressly provided in this Section 4 or as otherwise expressly set forth in writing in a separate agreement by and between Executive and the Company, Executive shall not be entitled to any further payments (except for (i) his Base Salary through the date of termination, (ii) reimbursement of COBRA payments and all unpaid business expenses subject to reimbursement pursuant to the terms of this Agreement, (iii) any amount payable pursuant to Sections 3(d) and 4(b), as each may be applicable) from any Company Affiliate, nor shall any Company Affiliate have any further liability to Executive, in each case, by virtue of Executive’s employment with the Company, except as required under applicable law. Except as provided in Section 28(d), the Company may offset any amounts Executive owes it or any Company Affiliates, to the extent agreed by the Company and Executive or determined pursuant to arbitration as set forth in Section 29 or by a final order of a court of competent jurisdiction, against any amounts the Company or any Company Affiliate owes Executive hereunder.

(d) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to Executive during the six-month period following Executive’s “separation from service” (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of such separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

5. Confidential Information; Non-Disparagement.

(a) Executive acknowledges that all confidential or proprietary information, observations and data (including Trade Secrets) concerning the business or affairs of the Company or any Company Affiliate obtained by him (whether prior to, on or following the Effective Date) while employed by or providing services to the Company and the Company Affiliates (“Confidential Information”), including information concerning acquisition opportunities in or reasonably related to their business or industry are the property of the Company or such Company Affiliate. Therefore, Executive agrees that, during the Employment Period and thereafter, he shall not disclose to any unauthorized Person or use for his own benefit or purposes (or the benefit or purposes of any other Person), any Confidential Information, in each case, without the prior written consent of the Company, unless and solely to the extent that any Confidential Information (i) is or becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions or (ii) is required to be disclosed pursuant to any applicable law or court order or other legal process; provided that Executive shall, to the extent that he may lawfully do so, give the Company prompt notice of the application of such law or court order or other legal process and shall cooperate fully with the Company and its counsel in responding or objecting to such disclosure requirement. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or containing Confidential Information, Work Product (as defined below) or the business of the Company and the Company Affiliates (including all acquisition prospects, lists and contact information) which he may then possess or have under his control.

(b) Executive understands that the Company and the Company Affiliates have received and will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s and the Company Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a), Executive will hold Third-Party Information confidential using reasonable efforts and will not disclose to any Person (other than personnel and consultants of the Company or the Company Affiliates who need to know such information in connection with their work for the Company or the Company Affiliates) or use, except in connection with his work for the Company or the Company Affiliates, Third-Party Information unless expressly authorized by the Company in writing.

(c) Executive shall not use or disclose any confidential information or Trade Secrets of any former employer or any other Person to whom Executive has an obligation of confidentiality. If at any time during the Employment Period Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or similar obligations Executive may have to any former employer or other Persons, Executive shall immediately advise the Company so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior employment positions and that Executive has nothing that contains any information or Trade Secrets which belongs to any former employer. If, at any time, Executive discovers that the foregoing is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(d) Executive agrees not to defame or disparage the Company or any Company Affiliate or any of their respective Affiliates, or any of the respective products, practices or Representatives of any of the foregoing Persons, either orally or in any medium to any Person, at any time; provided that the foregoing restriction will not apply to communications made in confidence to Executive’s legal representatives or to truthful statements made in judicial, administrative or arbitral proceedings or to law enforcement or other governmental officials or otherwise as required by law. The Company will instruct each director and officer of the Company and each Company Affiliate to not defame or disparage Executive either orally or in any medium to any Person, at any time; provided that the foregoing restriction will not apply to communications made in confidence to any equityholder, officer, manager, director, employee, agent or representative of the Company or any Company Affiliate or to truthful statements made in judicial, administrative or arbitral proceedings or to law enforcement or other governmental officials or otherwise as required by law.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, program designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any Company Affiliate’s actual or anticipated business, research and development or existing or future products or services, and which are conceived, developed, contributed to, made or reduced to practice by Executive (whether alone or jointly with others) while employed by or engaged with the Company or any Company Affiliate (whether prior to, on or following the Effective Date) (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”), belong to the Company or such Company Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and the Company or such Company Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire”, Executive hereby assigns and agrees to assign to the Company or such Company Affiliate all right, title and interest, including a copyright, in and to such copyrightable work. The foregoing provisions of this Section 6 shall not apply to any invention that Executive develops entirely on Executive’s own time without using the Company’s or any Company Affiliate’s equipment, supplies, facilities or Trade Secrets, except for those inventions that (a) relate to the Company’s or any Company Affiliate’s business or actual or demonstrably anticipated research or development or (b) result from any work performed by Executive for the Company or any Company Affiliate.

7. Noncompete, Non-Solicitation.

(a) Executive acknowledges that (i) Executive performs services of a unique nature for the Company Affiliates that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company Affiliates, (ii) Executive has had, and will continue to have, access to Trade Secrets of the Company Affiliates and Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company Affiliates, (iii) the Company Affiliates have substantial relationships with its customers and Executive has had, and will continue to have, access to these customers, (iv) Executive has received, and will receive, specialized training from the Company Affiliates, (v) Executive will generate goodwill for the Company Affiliates in the course of Executive’s employment or engagement, as applicable, and (vi) from time to time, Executive may acquire equity interests in one or more Company Affiliates pursuant to written agreements. Accordingly, Executive agrees that, during the Employment Period and for a period of twelve (12) months thereafter (the “Noncompete Period”), except for such activities as may be approved by the prior written approval of the Board, in its sole discretion, Executive shall not, and shall cause Executive’s Affiliates and Representatives (acting in their respective capacities as such) not to, directly or indirectly, for Executive or through or with any other Person, as an employee, agent, consultant, director, equity holder, manager, co-partner or in any other individual or representative capacity, (i) engage or participate in any manner in, be employed by, render services or assistance to, own, manage, operate, control or otherwise assist any other Person that engages or invests in, owns, operates, manages or controls any business or entity that directly or indirectly engages or proposes to engage in any of the Restricted Businesses anywhere in the Territory, (ii) have, invest or acquire an interest in any entity that engages directly or indirectly in any of the Restricted Businesses in the Territory in any capacity, including as a lender, lessor, Representative or joint venturer, (iii) interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and any of the Company Affiliates, on the one hand, and any customers or suppliers of the Company and any of the Company Affiliates, on the other hand, or (iv) use or permit the use of the name or affiliation of Executive for the commercial promotion of any person’s or entity’s engagement or investment in any of the Restricted Businesses. Nothing herein shall prohibit Executive from (A) being a passive owner of not more than two percent (2%) of any class of stock of a corporation, which class of stock is publicly traded, so long as Executive holds such securities as a passive investment and has no active participation in the business of such corporation or (B) after the Employment Period, providing services to an entity that is engaged in a Restricted Business and in one or more businesses other than a Restricted Business, but only to the extent that Executive does not directly engage, participate in or provide services to the segment of such company that is engaged in the Restricted Business.

(b) In addition, during the Noncompete Period, Executive shall not directly, or indirectly through another Person, (i) recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee, consultant or independent contractor of the Company or any Company Affiliate to leave the employ or services of the Company or such Company Affiliate, or in any way interfere with the relationship between the Company or any Company Affiliate and any employee, consultant or independent contractor thereof, except pursuant to a general solicitation which is not directed specifically to any such employees, consultants or independent contractors (as applicable), (ii) employ, hire or otherwise retain any Person who is, or was during the last year of the Employment Period as of the applicable time of determination (or at any time during the Employment Period if the Employment Period has lasted less than one (1) year as of the applicable time of determination), an employee, consultant or independent contractor of the Company or any Company Affiliate, or (iii) recruit, solicit or otherwise induce or attempt to induce any customer, prospective customer, supplier, prospective supplier, licensee, licensor or other business relation of the Company or any Company Affiliate to terminate, reduce or adversely modify its business or relationship with the Company or any Company Affiliate, as applicable, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Company Affiliate.

(c) In the event the Company or its parent company breaches this Agreement due to nonpayment of any material amounts that are due to Executive (to the extent such non-payment is not timely cured), goes into liquidation, dissolution or is otherwise no longer a going concern following a restructuring, bankruptcy or other similar event, whether voluntarily or involuntarily, Executive’s obligations stipulated in Section 7 shall immediately terminate and shall be unenforceable.

8. Enforcement. If, at the time of enforcement of Sections 5, 6 or 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and the Company Affiliates would suffer irreparable harm from a breach of Sections 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company and the Company Affiliates and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 7, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly enjoined by a court or otherwise ceases, such that the Company may receive the full duration of the agreed-upon restriction. Executive acknowledges that the restrictions contained in Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

9. Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5, 6 and 7 are in consideration of Executive’s employment with the Company as of the Effective Date and the payment of good and valuable consideration hereunder. Executive also acknowledges that: (a) the restrictions contained in Sections 5, 6 and 7 do not preclude Executive from earning a livelihood or unreasonably impose limitations on Executive’s ability to earn a living, (b) the business of the Company Affiliates (including the Business) is national in scope and (c) notwithstanding the state of formation or incorporation or principal office of the Company or any Company Affiliate, or the state of residence of any of their respective executives, employees (including Executive) or consultants, the Company and the Company Affiliates have business activities and have valuable business relationships within its industry throughout the United States. Executive agrees and acknowledges that the potential harm to the Company and the Company Affiliates of the non-enforcement of Sections 5, 6 or 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has read this Agreement carefully and consulted with independent legal counsel of his choosing regarding its contents (or has voluntarily forgone such consultation), has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and the Company Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

10. Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from (i) reporting possible violations of federal law or regulation to, communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the United States Congress, the U.S. Commodity Futures Trading Commission, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation; (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.

11. Trade Secrets. Section 1833(b) of Title 18 of the United States Code (“18 U.S.C. § 1833(b)”) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties hereto have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties hereto also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

12. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or other restrictive covenant with or to any other Person, (c) Executive does not have any other business, consulting or employment obligations or commitments that could interfere with the performance of Executive’s duties hereunder in any respect, (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, (e) Executive is a resident of the State of Texas and (f) Executive is not subject to any pending, or to his knowledge any threatened, action involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party or that otherwise may interfere with Executive’s performance of his duties hereunder. Without limiting the generality of any provision of Sections 8 or 9, Executive hereby acknowledges and represents that he has consulted with independent legal counsel of his choosing regarding his rights and obligations under this Agreement or has voluntarily and knowingly forgone such consultation, and that he fully understands the terms and conditions contained herein.

13. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

14. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and the Company Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any Company Affiliate to Executive any federal, state, local or foreign withholding taxes, excise taxes or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any Company Affiliate or Executive’s ownership interest in the Company or any Company Affiliate (including wages, bonuses, dividends, the receipt or exercise of equity options or the receipt or vesting of restricted equity).

15. Survival. Sections 4 through 32 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period, and regardless of the manner of or reasons for such termination.

16. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by electronic mail, mailed by prepaid first class certified mail, return receipt requested, or mailed by prepaid overnight courier, to the parties hereto at the following addresses or e-mail addresses:

Notices to Executive: at Executive’s most recent address on the records of the Company.

Notices to the Company:

Signal Energy, LLC

711 Louisiana Street, Suite 2500

Houston, Texas 77002

Attention:   Chief Legal Officer

All such notices, requests and other communications will (a) if delivered personally to the address provided in this Section 16 or electronically to the e-mail address provided in this Section 16, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address provided in this Section 16, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (c) if delivered by overnight courier to the address provided in this Section 16, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 16. Any party hereto from time to time may change its address, e-mail address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

17. Severability. Subject to Section 8, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Complete Agreement. This Agreement, and any other agreements expressly referred to herein embody the complete agreement and understanding between the parties hereto and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof or thereof in any way, including all prior employment agreements and offer letters between Executive, on the one hand, and the Company (including its predecessors) or any Company Affiliate, on the other hand, including, for the avoidance of doubt, the 2023 Employment Agreement; provided that, for the avoidance of doubt, except as expressly contemplated herein, the covenants set forth in Sections 5 and 6 shall not supersede, limit or modify, and shall be in addition to, any covenants set forth in any other agreement between Executive or any of his Affiliates, on the one hand, and any Company Affiliate and shall be enforceable independently of any covenants set forth in any other such agreement. For the avoidance of doubt, all rights or recourse of Executive with respect to the 2023 Employment Agreement and any payments thereunder are hereby waived, released, disclaimed and renounced.

19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopy or other electronic imaging means shall be as effective as delivery of an original counterpart.

21. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, each Company Affiliate (each of which is an expressly intended third-party beneficiary hereof) and their respective heirs, successors and assigns, except that Executive may not assign any of his rights or delegate any of his duties or obligations hereunder without the prior written consent of the Company (as approved by the Board).

22. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

23. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

24. Consent to Jurisdiction. SUBJECT TO SECTION 29, EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF TEXAS WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 24. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25. Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE

LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY HERETO HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

26. Corporate Opportunities. Without limiting the generality of any other obligations (contractual or otherwise) that Executive or any of his Affiliates may have to the Company or any Company Affiliate, Executive shall submit to the Board all business, commercial and investment opportunities, or offers presented or otherwise made available to Executive or of which Executive becomes aware at any time during the Employment Period that relate to the business of the Company or any Company Affiliate (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

27. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and the Company Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments and, if after the Employment Period, do not unreasonably interfere with Executive’s obligations to any new employer). In the event the Company requires Executive’s cooperation in accordance with this Section 27, the Company shall reimburse Executive for reasonable out of pocket travel expenses (including lodging and meals) upon submission of receipts evidencing the same. Further, in the event the Company requires Executive’s cooperation in accordance with this Section 27 after the end of the Employment Period and (a) Executive is not receiving severance payments pursuant to Section 4(b) or (b) Executive’s cooperation is expected to require a material amount of time in excess of eight hours in a seven day period, the Company shall pay Executive $500 per hour of cooperation (in the case of (b), with respect to each excess hour).

28. Deferred Compensation Provisions. Notwithstanding any other provision herein:

(a) The parties hereto intend that payments and benefits under this Agreement first be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) to the maximum possible extent and second, to the extent not so exempt, comply with Section 409A. This Agreement shall be interpreted in accordance with the foregoing sentence. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(b) All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if the period for consideration and revocation of the General Release spans two (2) tax years, payments contingent on the General Release will be paid or commence in the second such year to the extent required by Section 409A, and in no event shall Executive have the right to designate the taxable year of payment.

(c) For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d) In no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A, as determined by the Board in its sole discretion, be subject to offset unless otherwise permitted by Section 409A.

(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

29. Arbitration.

(a) Except with respect to disputes and claims under Sections 5, 6 and 7 (which may be pursued in any court of competent jurisdiction as specified herein and with respect to which each party hereto shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the then-current JAMS Employment Arbitration Rules & Procedures (the “JAMS Rules”) (see https://www.jamsadr.com/rules-employment-arbitration), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties hereto and the employment of Executive by the Company (including any Claim regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b) The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the JAMS Rules to conduct any such arbitration, (ii) all meetings of the parties hereto and all hearings with respect to any such arbitration shall take place in Houston, Texas or by remote communications and (iii) each party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the party who did not prevail.

(c) In addition, the parties hereto agree that the arbitrator shall have no (i) authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto), (ii) greater authority to award any relief than a court having proper jurisdiction pursuant to Section 24 and (iii) authority to commit an Error of Law in his or her decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction pursuant to Section 24 may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the parties hereto subject to Section 29(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

(d) In the event that any party hereto or such party’s affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 29. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other party shall designate. Notwithstanding anything in this Section 29 to the contrary, the parties hereto shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s affiliates, associates or representatives. The parties hereto agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 29, the decision, judgment, ruling, finding, award or other determination of any arbitration under the JAMS Rules shall be final, conclusive and binding on all of the parties hereto; provided, however, that nothing in this Section 29 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

30. Executive Not an Affiliate. Notwithstanding anything herein to the contrary, for the avoidance of doubt, with respect to the provisions of Sections 5, 6 and 7, Executive shall not be deemed an affiliate of the Company or any Company Affiliate.

31. Interpretation. The words “include”, “including” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The use of the words “or”, “any” and “either” shall not be exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

32. Clawback. Compensation payable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Effective Date or as may be adopted or maintained by the Company following the Effective Date, including the Company’s Policy for Recovery of Erroneously Awarded Compensation. The Company and Executive acknowledge that this Section 32 is not intended to limit any clawback and/or disgorgement of the compensation payable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

SIGNAL ENERGY, LLC

By:
Name: [•]
Title: [•]

PARENT:

COVOLT HOLDINGS GROUP, LLC

By:
Name: [•]
Title: [•]

COVOLT:

COVOLT POWER, INC.

By:
Name: [•]
Title: [•]

EXECUTIVE:

Name: Robert Tabb

Signature Page to Amended and Restated Employment Agreement

Appendix A

DEFINITIONS

“18 U.S.C. § 1833(b)” shall have the meaning set forth in Section 11.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“Agreement” shall have the meaning set forth in the preface.

“Annual Performance Bonus” shall have the meaning set forth in Section 3(d).

“Arbitration Information” shall have the meaning set forth in Section 29(c).

“Base Salary” shall have the meaning set forth in Section 3(a).

“Board” shall have the meaning set forth in Section 2(a).

“Bonus Year” shall have the meaning set forth in Section 3(d).

“Business” means the business of providing engineering, procurement and construction services for utility-scale solar energy projects and high-voltage battery storage, and activities incidental thereto.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cause” means, with respect to Executive, one or more of the following: (a) commission of an act during the Employment Period constituting a criminal offense involving moral turpitude, (b) committed any other material act or omission involving willful dishonesty, disloyalty or fraud with respect to the Company or any Company Affiliate, or any of their respective customers, suppliers, franchisors, licensors, licensees, employees or other business relations or which has had, or which the Board reasonably believes could have a significant negative effect upon, the Company or any Company Affiliate, (c) reported to work or worked under the influence of alcohol or drugs (legal or illegal), used or possessed illegal drugs or committed other conduct causing or that could reasonably be expected to cause any member of the Company or any Company Affiliate substantial public disgrace or disrepute or substantial economic harm, (d) exhibited a substantial and persistent failure to perform duties as reasonably directed by the Board or the board of directors or managers of the Company or any Company Affiliate and such failure is either (i) not remedied by Executive within 30 days after Executive’s receipt of written notice from the Board or (ii) following such notice and cure, Executive repeats such failure to perform duties, (e) committed any act or made any omission aiding or abetting a competitor, supplier or customer of the Company or any Company Affiliate to the material disadvantage or detriment of the Company or any Company Affiliate, (f) breached any fiduciary duty or committed gross negligence or willful misconduct with respect to the Company or any Company Affiliate or any of their customers, suppliers, franchisors, licensors, licensees, employees or other business relations, (g) a material failure to observe policies or standards approved by the Company or any of its subsidiaries regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time or (h) committed any material breach of any contract with the Company or any Company Affiliate. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.

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“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” shall have the meaning set forth in the preface.

“Company Affiliates” means Signal, Parent, CoVolt, SEC Member II and their respective Affiliates and subsidiaries.

“Confidential Information” shall have the meaning set forth in Section 5(a).

“Corporate Opportunities” shall have the meaning set forth in Section 26.

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and the Company Affiliates for a period of ninety (90) consecutive days or for a total of one hundred eighty (180) days during any twelve (12)-month period as a result of any mental or physical illness, disability or incapacity, even with reasonable accommodations for such illness, disability or incapacity provided by the Company and the Company Affiliates or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good-faith judgment; provided that, in making such a determination the Board shall consult with an independent physician or health care specialist selected by the Board; provided, further, that if Executive has been determined to be permanently disabled for purposes of any long-term disability plan maintained by the Company, or by the Social Security Administration, Executive shall also be considered to have a Disability for purposes of this Agreement. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

“Disclosing Party” shall have the meaning set forth in Section 29(d).

“Effective Date” shall have the meaning set forth in the preface.

“Employment Period” shall have the meaning set forth in Section 4(a).

“Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the laws governing this Agreement pursuant to Section 22.

“Executive” shall have the meaning set forth in the preface.

“General Release” shall have the meaning set forth in Section 4(b).

“IPO” means the initial underwritten public offering of the common stock of CoVolt pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Noncompete Period” shall have the meaning set forth in Section 7(a).

“Parent” shall have the meaning set forth in the preface.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity, organization or governmental authority.

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“Representative” means, with respect to any Person, such Person’s officers and directors or managers (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, volunteers, temporary workers, equityholders, members, controlling Persons, partners, accountants, advisors, legal and other representatives and service providers, agents, executors, heirs, successors and permitted assigns.

“Restricted Businesses” means the Business, or any other business engaged in providing or marketing products or services that substantially competes with the Company or its Affiliates or that would otherwise displace business opportunities of the Company or its Affiliates.

“SEC Member II” means SEC Member II, LLC, a Delaware limited liability company.

“Section 409A” shall have the meaning set forth in Section 28(a).

“Taxes” shall have the meaning set forth in Section 14.

“Territory” means the United States.

“Third-Party Information” shall have the meaning set forth in Section 5(b).

“Trade Secrets” means, with respect to any Person, any trade secrets, client and customer lists, data and customer records, reports, formulae, software development, methodologies, source code, technical information, proprietary business information, business technology, plans, drawings, blueprints, know-how and inventions (whether patentable or unpatentable and whether or not reduced to practice) of such Person.

“Work Product” shall have the meaning set forth in Section 6.

*  *  *  *  *

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